Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated March 30, 2004, except for Notes 5 and 17, as to which the date is March 31, 2006, accompanying the consolidated financial statements and schedule included in the Annual Report of Mestek, Inc. on Form 10-K for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Mestek, Inc. on Forms S-8 (File No. 333-06429, effective July 9, 1996 and File No. 333-82067, effective July 1, 1999).

/s/ Grant Thornton LLP

Boston, Massachusetts

March 31, 2006